SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       Date of Report:  January 26, 1998



                              Lab Holdings, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

        Missouri                   0-16946                   43-1039532
   --------------------------------------------------------------------------
     (State of other     (Commission File Number)        (IRS Employer
     jurisdiction of                                    Identification
     incorporation)                                         Number)


     5000 W. 95th Street, Suite 260
     P. O. Box 7568
     Shawnee Mission, KS                                       66207
   --------------------------------------------------------------------------
     (Address of principal executive offices)               (Zip code)


                               (913)  652-1000
   --------------------------------------------------------------------------
            (Registrant's telephone number, including area code)


                        Seafield Capital Corporation
   --------------------------------------------------------------------------
   (Registrant's former name or former address, if changed since last report)





Item 5.     Other Events

On January 26, 1998, the Registrant issued the following two news releases:

"SHAWNEE MISSION, KS - Lab Holdings, Inc. (formerly Seafield Capital Corporation) announced today that LabOne, Inc. (LabOne), its 81%-owned subsidiary, reported a net loss of $2.4 million for the fourth quarter 1997, which includes a one-time, non-cash, pre-tax write off of $6.6 million related to the anticipated sale of its current facilities.

The text of LabOne's January 26, 1998 release is as follows:
`LENEXA, KANSAS - LabOne, Inc. reported a net loss of $2.4 million for the fourth quarter 1997 which includes a one-time, non-cash, pre-tax write off of $6.6 million related to the anticipated sale of its current facilities. Construction of LabOne's new facility is currently underway with completion scheduled for early 1999. The net loss of $2.4 million or $0.18 per share compared to net earnings of $1.0 million or $0.08 per share for the fourth quarter 1996. Excluding the one-time write off, LabOne would have reported net earnings of $1.6 million or $0.12 per share for the fourth quarter.

LabOne also reported a 27 percent increase in revenue to $21.2 million for the fourth quarter 1997, compared to $16.6 million for the fourth quarter of 1996. In the fourth quarter 1997, insurance segment revenue increased 19 percent to $16.5 million, clinical segment revenue increased 59 percent to $2.0 million, and substance abuse testing segment revenue increased 78 percent to $2.6 million from the fourth quarter 1996.

For the year ended Dec. 31, 1997, revenue increased 33 percent to $78.9 million, from $59.4 million in 1996. Net earnings declined from $2.9 million or $0.22 per share in 1996 to $2.2 million or $0.17 per share in 1997. Excluding the one-time expense, net earnings would have increased to $6.1 million or $0.46 per share in 1997.

`We experienced a very successful year for LabOne in 1997,' said W. Thomas Grant II, chairman, president and CEO of LabOne. `From last year, clinical revenue increased 91 percent, insurance revenue increased 22 percent and substance abuse testing revenue increased 101 percent. Excluding the one-time write off, these substantial increases in revenue resulted in a 114 percent increase in net income over 1996. The write off associated with the sale of our current facility is a necessary step in the transition into our new facility by the beginning of 1999.'

LabOne also announced today that BlueCross BlueShield of Tennessee has selected LabOne to provide routine outpatient laboratory testing services for BlueCare members throughout Tennessee. Approximately 425,000 BlueCare members will be covered by the program. BlueCare is BlueCross BlueShield of Tennessee's plan for Tenncare participants. (Please refer to the separate press release for more information.)

`We are extremely pleased with the continued growth of our clinical division,' continued Grant. `This contract is a direct reflection of our commitment to provide high-quality testing and information to clients across the United States. To date, our Laboratory Benefit Management Programs, including BlueCare, have more than 1.8 million lives enrolled with more than 300,000 lives awaiting implementation.'

LabOne operates a centralized laboratory in the Kansas City area which markets laboratory testing services in the United States and Canada.'

For information, contact:    Robert D. Thompson     Kurt E. Gruenbacher
                             LabOne, Inc.           LabOne, Inc.
                             (913) 888-1770,        (913) 888-1770,
                                   ext. 1244              ext. 1445

Lab Holdings, Inc. will release its 1997 year-end financial results on or before February 4, 1998."




"SHAWNEE MISSION, KS - Lab Holdings, Inc. (formerly Seafield Capital Corporation) announced today that LabOne, Inc. (LabOne), its 81%-owned subsidiary, has been selected by BlueCross BlueShield of Tennessee to provide routine outpatient laboratory testing services for BlueCare members throughout Tennessee.

The text of LabOne's January 26, 1998 release is as follows:

`LENEXA, KANSAS - LabOne, Inc. announced today that BlueCross BlueShield of Tennessee has selected LabOne to provide routine outpatient laboratory testing services for BlueCare members throughout Tennessee. Approximately 425,000 BlueCare Members will be covered by the program. BlueCare is BlueCross BlueShield of Tennessee's plan for Tenncare participants.

LabOne was awarded the contract based on its ability to provide high-quality testing, quick turnaround times and disease management information.

`Based on our assessment of available providers, LabOne can provide unique information management services, including statistical reporting to track trends, practice patterns and outcome/effectiveness of initiatives,' wrote Greg Preston, M.D., Chief Medical Officer for BlueCare in a letter to Tennessee physicians. `We believe sharing this data, especially with primary care managers for their assigned members, will assist in improving the quality of care for BlueCare members.'

`We are extremely pleased with the continued growth of our clinical division,' said W. Thomas Grant II, Chairman, President and CEO of LabOne. `This contract is a direct reflection of our commitment to provide high-quality testing and information to clients across the United States.'

LabOne operates a centralized laboratory in the Kansas City area which markets laboratory testing services in the United States and Canada.'

For information, contact:  Robert D. Thompson     Kurt E. Gruenbacher
                           LabOne, Inc.           LabOne, Inc.
                           (913) 888-1770,        (913) 888-1770,
                                 ext. 1244              ext. 1445"



                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.


                                           Lab Holdings, Inc.



Date:  January 27, 1998                    By: /s/ Steven K. Fitzwater
                                               ---------------------------
                                               Steven K. Fitzwater
                                               Vice President, Chief Financial
                                               Officer and Secretary